Exhibit 99.1

B&G Foods Reports Strong Net Sales and Earnings Growth for First Quarter 2020

— Provides Update Regarding Impact and Expected Future Impact of COVID-19 on the Company —

Parsippany, N.J., May 5, 2020—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2020 and provided an update as to how the COVID-19 pandemic is impacting the Company.

First Quarter 2020 Financial Summary (vs. First Quarter 2019 where applicable):

•	Net sales increased 8.9% to $449.4 million
•	Base business net sales[1] increased 4.3% to $430.5 million
•	Diluted earnings per share increased 69.2% to $0.44
•	Adjusted diluted earnings per share[1] increased 4.5% to $0.46
•	Net income increased 67.3% to $28.1 million
•	Adjusted net income[1] increased 0.6% to $29.2 million
•	Adjusted EBITDA[1] increased 6.4% to $80.7 million

Update Regarding Impact and Expected Future Impact of COVID-19 on the Company

Business Impact. Commenting on the impact the COVID-19 pandemic has had on the Company, Kenneth G. Romanzi, President and Chief Executive Officer of B&G Foods, stated, “The onset of the terrible COVID-19 pandemic and the resultant stay-at-home orders throughout the country drove significant changes in consumers’ lives requiring them to cook and eat at home. This drove a significant increase in consumption across our portfolio of brands beginning in mid-March that has continued into early May. As a result, we had a very positive first quarter that was ahead of our expectations and have strong momentum entering the second quarter.”

“Consistent with our core values, the health and safety of our employees and the quality and safety of our products have been, and continue to be, our highest priorities.  At B&G Foods, we have implemented a wide range of precautionary measures at our manufacturing facilities and other work locations in response to COVID-19.  We have also been working closely with our supply chain partners and our customers to ensure that we can continue to provide uninterrupted service.  Thanks to the tremendous efforts of our employees, especially those throughout our supply chain, our ability to serve our customers has not, to date, been materially impacted. Our employees are our true heroes and we are very proud of how they are performing through this crisis.”

Precautionary measures that B&G Foods has taken to protect its employees, customers, suppliers and other business partners, and to maintain the Company’s ability to supply food products, include, among many others, the following:

•	the establishment of a COVID-19 task force consisting of Company executives and other members of senior management;
•	social distancing and the required wearing of face masks at all manufacturing locations and the installation of plexiglass barriers at spots where line workers must work in close proximity;
•	enhanced sanitization procedures at all manufacturing and other work locations;

1Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

•	screening of all employees, including temperature checks, before entering manufacturing facilities;
•	quarantining for at least 14 days (with pay) of all employees who may have been exposed to COVID-19 or who are exhibiting any symptoms of COVID-19;
•	manufacturing plant shutdowns for sanitization upon any COVID-19 positive test;
•

the notification of manufacturing employees of any COVID-19 positive tests at their manufacturing location and the quarantining for at least 14 days (with pay) any employee who may have had contact with the employee who tested positive;

•	instituting a work from home policy for office workers until at least June 1, 2020; and
•	constant communication with the Company’s customers and supply chain partners.

Mr. Romanzi also stated, “We have rewarded our dedicated employees at our manufacturing facilities by increasing wages for hourly employees by $2.00 per hour from March 30 through at least May 22 and providing supervisors and managers with bonuses of up to $500 per employee.”

“We continue to monitor the latest guidance from the CDC, FDA and other federal, state and local authorities regarding COVID-19 and will continue to support our employees and our communities and do our part to keep our nation supplied with food during this difficult time.”

Financial Impact to Date. The Company had a strong first quarter of 2020, driven by an out-sized March as the COVID-19 pandemic had a significant impact on consumer behavior. After a slow start in the first part of the quarter, the Company began to see a significant increase in net sales in the second half of March 2020 as the COVID-19 pandemic reached the United States and consumers began pantry loading and increasing their at-home consumption as a result of increased social distancing and stay-at-home mandates.

Increases in net sales by the Company to supermarkets, mass merchants, warehouse clubs, wholesalers and e-commerce customers have more than offset declines at foodservice customers.2 This trend has continued in April, with the Company’s net sales in April 2020 increasing more than $70 million, or more than 60%, as compared to net sales in April 2019.

As reflected above, the pandemic has to date had a positive impact on the Company’s operating results and therefore the Company’s net cash provided by operating activities.  However, out of an abundance of caution, the Company made a revolver draw of $100.0 million in mid-March 2020 under the Company’s $700.0 million revolving credit facility.  As a result, the Company ended the first quarter of 2020 with cash and cash equivalents of  $127.1 million.  Net of letters of credit of $1.6 million, the Company has remaining available borrowing capacity under its revolving credit facility of $598.4 million.

Guidance. Although B&G Foods’ management believes that B&G Foods’ net sales and adjusted EBITDA for full year fiscal 2020 will materially exceed the full year fiscal 2020 net sales and adjusted EBITDA guidance provided by management when the Company reported fiscal 2019 results in February 2020, the Company’s management is unable to fully estimate the impact the COVID-19 pandemic will have on the Company’s second quarter, third quarter and full year fiscal 2020 results and therefore is unable at this time to provide guidance for the remainder of 2020.  The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others, the duration of social distancing and stay-at-home mandates and whether a second or third wave of COVID-19 will affect the United States and the rest of North America, the Company’s ability to continue to operate its manufacturing facilities and maintain its supply chain without material disruption, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating habits.

2For fiscal 2019, the Company’s net sales to foodservice customers represented approximately 13%  of the Company’s overall net sales.

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Financial Results for the First Quarter of 2020

Net sales for the first quarter of 2020 increased $36.7 million, or 8.9%, to $449.4 million from $412.7 million for the first quarter of 2019. The increase was attributable to  the Clabber Girl acquisition and materially increased net sales in March (as compared to March 2019) resulting from increased demand for the Company’s products due to the COVID-19 pandemic. Net sales of Clabber Girl, which was acquired on May 15, 2019 and therefore not part of the Company’s first quarter of 2019 results, contributed $18.7 million to the Company’s net sales for the first quarter of 2020.

Base business net sales for the first quarter of 2020 increased $17.8 million, or 4.3%, to $430.5 million from $412.7 million for the first quarter of 2019.  The increase in base business net sales reflected an increase in net pricing (inclusive of list price increases announced in 2019 and promotional trade spend optimization) of $9.2 million, or 2.2% of base business net sales, an increase in unit volume of $8.2 million and the positive impact of foreign currency of  $0.4 million.

Net sales of Green Giant (including Le Sueur)  increased $22.2 million, or 16.3%; net sales of Cream of Wheat increased $1.5 million, or 8.7%; net sales of Ortega increased $1.5 million, or 4.1%; and net sales of Maple Grove Farms increased $0.5 million, or 3.0%, in the first quarter of 2020,  as compared to the first quarter of 2019. Net sales of the Company’s spices & seasonings3 decreased $12.9 million, or 15.0%, for the first quarter of 2020 as compared to the first quarter of 2019. Net sales of all other brands in the aggregate increased $5.0 million, or 4.0%, for the first quarter of 2020.

Gross profit was $104.9 million for the first quarter of 2020, or 23.3% of net sales. Excluding the negative impact of $2.3 million of acquisition/divestiture-related and non-recurring expenses during the first quarter of 2020, the Company’s gross profit would have been $107.2 million, or 23.9% of net sales. Gross profit was $88.1 million for the first quarter of 2019, or 21.3% of net sales. Excluding the negative impact of  $13.1 million of acquisition/divestiture-related and non-recurring expenses during the first quarter of 2019, which includes expenses relating to the non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $101.2 million, or 24.5% of net sales.

Selling, general and administrative expenses increased $1.7 million, or 4.4%, to $40.0 million for the first quarter of 2020 from $38.3 million for the first quarter of 2019. The increase was composed of increases in selling expenses of $2.0 million and other general and administrative expenses of $1.7 million, partially offset by decreases in acquisition/divestiture-related and non-recurring expenses of $1.2 million, consumer marketing expenses of $0.5 million and warehousing expenses of $0.3 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.4 percentage points to 8.9% for the first quarter of 2020,  compared to 9.3% for the first quarter of 2019.

Net interest expense increased $2.9 million, or 12.8%, to $26.0 million for the first quarter of 2020 from $23.1 million in the first quarter of 2019. The increase was primarily attributable to an increase in average long-term debt outstanding during the first quarter of 2020 as compared to the first quarter of 2019, primarily as a result of borrowings made during the last three quarters of fiscal 2019 primarily to fund the Clabber Girl acquisition, to pay cash taxes resulting from the 2018 gain on sale of Pirate Brands and to fund the repurchase of shares of the Company’s common stock as part of the Company’s stock repurchase program, and the $100.0 million revolver draw made by the Company in March 2020 described above.

The Company’s net income was $28.1 million, or $0.44 per diluted share, for the first quarter of 2020, compared to net income of $16.8 million, or $0.26 per diluted share, for the first quarter of 2019. The Company’s adjusted net income for the first quarter of 2020 was $29.2 million, or $0.46 per adjusted diluted share, compared to $29.1 million, or $0.44 per adjusted diluted share, for the first quarter of 2019.

3    Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.

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For the first quarter of 2020, adjusted EBITDA was $80.7 million, an increase of $4.9 million, or 6.4%, compared to $75.8 million for the first quarter of 2019. The  increase in adjusted EBITDA was primarily attributable to the positive impact of the COVID-19 pandemic on the Company’s net sales, as well as the acquisition of Clabber Girl in the second quarter of 2019. Adjusted EBITDA as a percentage of net sales was 18.0% for the first quarter of 2020, compared to 18.4% in the first quarter of 2019.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May 5, 2020 to discuss first quarter 2020 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income”  (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses  (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the first quarter of 2020 and 2019, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat, Dash, Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms,  New York Style,  Ortega, Polaner,  Spice Islands and Victoria,  there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

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Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA and overall expectations for fiscal 2020 and beyond, including statements related to the future impact of the COVID-19 pandemic on the Company’s business and financial results. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties,  readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of additional modules and the integration and operation of a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 28,	December 28,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$127,068	$11,315
Trade accounts receivable, net	200,563	143,908
Inventories	399,189	472,187
Prepaid expenses and other current assets	25,815	25,449
Income tax receivable	19,087	8,934
Total current assets	771,722	661,793

Property, plant and equipment, net	289,640	304,934
Operating lease right-of-use assets, net	38,313	38,698
Goodwill	599,557	596,391
Other intangible assets, net	1,610,404	1,615,126
Other assets	3,191	3,277
Deferred income taxes	5,957	7,371
Total assets	$3,318,784	$3,227,590

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$102,629	$114,936
Accrued expenses	59,179	55,659
Current portion of operating lease liabilities	10,806	9,813
Current portion of long-term debt	4,500	5,625
Income tax payable	1,728	454
Dividends payable	30,457	30,421
Total current liabilities	209,299	216,908

Long-term debt	1,974,861	1,874,158
Deferred income taxes	268,854	254,339
Long-term operating lease liabilities, net of current portion	30,513	31,997
Other liabilities	38,970	37,646
Total liabilities	2,522,497	2,415,048

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,120,497 and 64,044,649 shares issued and outstanding as of March 28, 2020 and December 28, 2019, respectively	641	640
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(45,947)	(31,894)
Retained earnings	841,593	843,796
Total stockholders’ equity	796,287	812,542
Total liabilities and stockholders’ equity	$3,318,784	$3,227,590

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 28,	March 30,
	2020	2019
Net sales	$449,370	$412,734
Cost of goods sold	344,454	324,655
Gross profit	104,916	88,079

Operating expenses:
Selling, general and administrative expenses	39,973	38,297
Amortization expense	4,723	4,491
Operating income	60,220	45,291

Other income and expenses:
Interest expense, net	26,039	23,074
Other income	(453)	(258)
Income before income tax expense	34,634	22,475
Income tax expense	6,542	5,684
Net income	$28,092	$16,791

Weighted average shares outstanding:
Basic	64,047	65,587
Diluted	64,084	65,617

Earnings per share:
Basic	$0.44	$0.26
Diluted	$0.44	$0.26

Cash dividends declared per share	$0.475	$0.475

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	March 28,	March 30,
	2020	2019
Net income	$28,092	$16,791
Income tax expense	6,542	5,684
Interest expense, net	26,039	23,074
Depreciation and amortization	15,534	13,863
EBITDA(1)	76,207	59,412
Acquisition/divestiture-related and non-recurring expenses(2)	4,483	3,696
Inventory reduction plan impact(3)	—	12,722
Adjusted EBITDA(1)	80,690	75,830
Income tax expense	(6,542)	(5,684)
Interest expense, net	(26,039)	(23,074)
Acquisition/divestiture-related and non-recurring expenses(2)	(4,483)	(3,696)
Inventory reduction plan impact(3)	—	(12,722)
Write-off of property, plant and equipment	2	1
Deferred income taxes	14,397	3,575
Amortization of deferred debt financing costs and bond discount	898	873
Share-based compensation expense	423	580
Changes in assets and liabilities, net of effects of business combinations	(1,768)	14,661
Net cash provided by operating activities	$57,578	$50,344

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the United States in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above).  The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including severance and other expenses relating to a  workforce reduction; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

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EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)

Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2020 of $4.5 million primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a 2019 workforce reduction and certain other cost savings initiatives.  Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2019 of $3.7 million primarily includes transition expenses for the Pirate Brands sale and severance and other expenses primarily relating to a workforce reduction.

(3)

Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the first quarter of 2019, inventory reduction plan impact of $12.7 million includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 28,	March 30,
	2020	2019
Net income	$28,092	$16,791
Acquisition/divestiture-related and non-recurring expenses, net of tax(1)	3,385	2,761
Inventory reduction plan impact, net of tax(2)	—	9,505
Tax benefit(3)	(2,258)	—
Adjusted net income	$29,219	$29,057
Adjusted diluted earnings per share	$0.46	$0.44

(1)

Acquisition/divestiture-related and non-recurring expenses for  the first quarter of 2020 primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a 2019 workforce reduction and certain other cost savings initiatives.  Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2019 primarily includes transition expenses for the Pirate Brands sale and severance and other expenses primarily relating to a workforce reduction.

(2)

Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For  the first quarter of 2019,  inventory reduction plan impact of $12.7 million (or $9.5 million net of taxes) includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.

(3)	The first quarter of 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	March 28,	March 30,
	2020	2019
Net sales	$449,370	$412,734
Net sales from acquisitions(1)	(18,916)	—
Base business net sales(2)	$430,454	$412,734

(1)	Includes net sales for Clabber Girl and Farmwise for the first quarter of 2020. Clabber Girl was acquired on May 15, 2019 and Farmwise was acquired on February 19, 2020.
(2)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified during the third quarter of 2019 from the definition the Company had most recently used. Under the Company’s most recent prior definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the last day of the quarter in which the first anniversary of the date of acquisition occurred. The Company believes that it is more useful to measure base business net sales on a partial quarter basis based upon the actual period of comparable ownership instead of adjusting for an entire quarter.

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